FOR IMMEDIATE RELEASE	Contact:	Anne Lloyd
Senior Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS
ELECTS PRESIDENT AND CHIEF OPERATING OFFICER
RALEIGH, North Carolina (August 10, 2006) — The Board of Directors of Martin Marietta Materials (NYSE:MLM) today announced the election of C. Howard Nye (43) as President and Chief Operating Officer of the Company. Mr. Nye, who previously was Executive Vice President, Hanson Aggregates North America for the past three years, will report to Chairman and CEO, Stephen P. Zelnak, Jr., and will have responsibility for the Company’s operating units and operations services functions.
     Mr. Nye has 13 years of experience in the aggregates industry. Prior to his most recent position, he was President of Hanson Aggregates East from 2000 to 2003 with operating responsibility for over 150 facilities in 12 states with annual revenue of more than $500 million. From 1997 to 2000, Mr. Nye was Vice President Business Development for Hanson Building Materials America. He began his career in the aggregates industry as General Counsel for Hanson Aggregates East with additional responsibility for environmental and safety and health.
     Mr. Nye is a 1984 graduate of Duke University and was awarded his J.D. degree from Wake Forest University in 1987. He is actively involved as a Director and a member of several key committees of the National Stone, Sand and Gravel Association.
     Commenting on the selection of Mr. Nye, Stephen Zelnak stated: “We are pleased to have Ward Nye join Martin Marietta Materials as President and Chief Operating Officer. He brings a breadth of experience and a long-term, successful track record in the aggregates business. The addition of Mr. Nye in this key role will strengthen an already excellent management team and will enable the Company to effectively pursue its growth and performance objectives.”
     Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.
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